Exhibit 10.14.4

Form of Stock Option Agreement For France

In Connection with the 2001 Stock Option Plan and

the 2001 Stock Option Plan for French Employees

Name of Optionee:

Number of Options, each for one share of Coca-Cola Enterprises common stock:

Grant Date:

Option Exercise Price:

Conditions for Vesting:

We are pleased to advise you of your 20     stock option award from Coca-Cola Enterprises Inc. (also referred to as the “Company”), which is provided to you as an employee of the Company’s French subsidiary. The terms and conditions applicable to this grant of stock options are described below.

1.	Duration of Options. Your options expire on [insert a date 10 years from the Grant Date].

2.	Exercise of Options After Termination. You must have been continuously employed by the Company or one of its subsidiaries through the date you exercise any vesting option. However, if your employment terminates, this condition will be considered, only for purposes of the preceding sentence, satisfied for

a.	60 months following your termination because of retirement or disability*

(*In the event of your death within 54 months of your termination on account of retirement or disability, your options may only be exercised for 6 months following your death.)

b.	6 months after your termination because of death

c.	6 months after your termination for any other reason.

3.	Effect of a Change in Control of the Company. Your options will become immediately exercisable in the event a Change of Control of the Company occurs during your employment and prior to the options’ vesting date. If you are employed by the Company at the time a Change in Control of the Company occurs, your options will remain exercisable until [insert a date 10 years from the Grant Date], even if at the time of the exercise you are no longer employed.

4.	Definitions. For purposes of this grant, the following definitions apply:

a.	“Retirement” means an optionee’s voluntary termination of employment on or after the earliest date on which such optionee would be eligible for an immediately payable benefit under the defined benefit pension plan in which the optionee participates.

b.	“Disability” means the optionee’s inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

c.	“Continuous employment” includes employment with The Coca-Cola Company or one of its subsidiaries and the Company has an agreement with your new employer regarding the continuation of certain benefits if you become immediately employed by such company.

d.	“Change in Control” shall be deemed to have occurred under any of the circumstances described below in subparagraphs (i) through (iv):

(i) If any “person”, except for:

the Company or any subsidiary of the Company;

a trustee or other entity holding securities under any employee benefit plan of the Company or any subsidiary of the Company; and

The Coca-Cola Company, but only to the extent of its “current ownership”

is or becomes the “beneficial owner” directly or indirectly, of securities of the Company representing more than 20% of the combined total voting power of the Company’s then-outstanding securities.

As used in this definition of “change in control”

“person” is used as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended);

“beneficial owner” is used as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (as amended), and

“current ownership” of The Coca-Cola Company means that entity’s direct and indirect beneficial ownership of no more than an aggregate of 168,956,718 shares of the Company’s common stock (including shares of the Company’s common stock issuable upon the exercise, exchange or conversion of securities exercisable or exchangeable for, or convertible into, shares of the Company’s common stock), the aggregate number being subject to adjustment for subsequent stock splits or dividends payable in stock that are applicable to all shares of the Company’s common stock.

(ii) If during any period of two consecutive years,

the individuals constituting the Board of Directors of the Company at the beginning of the two-year period; and any new Director — except for a director designated by a person who has entered into an agreement with the Company to effect a “change in control” described in (a), (c) or (d) —whose election by the Board or nomination for election by the Company’s shareowners was approved by a vote of at least two-thirds of the Directors then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority of the Board.

(iii) If the shareholders of the Company approve a merger, consolidation or share exchange with any other “person”, other than:

a merger, consolidation or share exchange that would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or being converted into voting securities of either

(A) the surviving entity or

(B) another entity that owns, directly or indirectly, the entire voting interest in the surviving entity (the “parent”))

more than 50% of the voting power of the voting securities of the Company or the surviving entity (or its “parent”) outstanding immediately after such event; or

a merger or consolidation effected to implement a recapitalization of the Company in which no “person” acquires more than 30% of the combined voting power of the Company’s then-outstanding securities;

then, a “change in control” shall have occurred immediately prior to such merger, consolidation or share exchange.

(iv) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

5.	Nature of Grant. In accepting the grant, you are acknowledging that

a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the grant of the options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d) in consideration of the grant of options, no claim or entitlement to compensation or damages shall arise from termination of the options or diminution in value of the options or shares purchased through exercise of the options resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this grant you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

(e) in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive options and vest in options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to exercise the options after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your option grant.

6.	Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

7.	Responsibility for Taxes. Regardless of any action the Company or your employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the option, you shall pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all withholding and payment on account obligations of the Company and/or your employer. In this regard, you authorize the Company and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

8.	Exercise of Options. You may exercise your vested options by following the procedures established by the Company.

9.	Deemed Acceptance of Grant. This document is a summary of your grant under the Coca-Cola Enterprises Inc. 2001 Stock Option Plan for French Employees, the terms of which are incorporated by reference into this document. (A copy of the Plan can be obtained from your Human Resources Department.) There is no need to acknowledge acceptance of this grant of stock options, as you will be deemed to have accepted the grant and the terms and conditions of the Plan and this document.

10.	Plan Administration. The Company is the Plan Administrator whose function is to ensure the plan is managed according to its respective terms and conditions. Questions pertaining to the Plan should be directed to:

COCA-COLA ENTERPRISES INC.

STOCK PLAN ADMINISTRATOR

P.O. BOX 723040

USA, ATLANTA, GA 31139-0040

(001) 770- 989-3000

EXHIBIT: 2001 Stock Option Plan for French Employees

Exhibit

COCA-COLA ENTERPRISES INC.

2001 Stock Option Plan for French Employees

Section 1. Purpose

The purpose of the 2001 Stock Option Plan for French Employees (the “Plan”) is to advance the interest of Coca-Cola Enterprises Inc. (the “Company”) and its Subsidiaries (as defined in Section 4) located in France by encouraging and enabling the acquisition of a financial interest in the Company by officers and other key employees through grants of stock options (“Options”).

Section 2. Administration

The Plan shall be administered by a Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) from among its members and shall be comprised of not fewer than two members who shall be “nonemployee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

The Committee shall determine the persons to whom and the times at which Options will be granted, the number of shares to be subject to each Option, the duration of each Option, the times within which the Option may be exercised, the cancellation of the Option (with the consent of the holder thereof) and the other conditions of the grant of an Option. The Committee, however, may delegate, from time to time, to the Chief Executive Officer the authority to make Awards under the Plan or to extend the period for exercise of Options awarded under the Plan. The conditions of the grants of Options need not be the same with respect to each optionee or with respect to each Option.

The Committee may, subject to the provisions of the Plan, establish such rules and regulations for the proper administration of the Plan, may make interpretations and take other action in relation to the Plan as it deems necessary or advisable. Each interpretation or other action made or taken pursuant to the Plan shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Subsidiaries, the Committee, the Board, the affected optionees, and their respective successors in interest.

Section 3. Stock

The stock to be issued under the Plan shall be shares of common stock, $1 par value, of the Company (the “Stock”). The Stock shall be made available only from authorized and unissued Stock. The total number of options granted and not exercised yet at any given time under the Plan shall not give right to the subscription of a number of shares exceeding one-third of the share capital of the Company.

Section 4. Eligibility

Options may be granted to officers and management employees employed by the Company and its Subsidiaries in France. No options may be granted to individuals who are not employees. More generally, no option may be granted to an optionee who already owns more than 10% of the Company’s share capital. “Subsidiary” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital at the time of the granting of such Option.

Section 5. Awards of Options

(a) Option Price. The exercise price of each option shall be 100% or more of the fair market value of the Stock on the date of grant. The fair market value of the Stock shall be computed on the basis of the average of the high and low market prices at which a share of Stock shall have been sold on the date of grant, or on the next preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions listing. Further, the exercise price of the Option shall be at least 80% of the average of the daily market prices over the twenty trading days preceding the date of grant, with the daily market price determined as the average of the high and low price at which the Stock was sold on each such trading day.

(b) Payment. The option price shall be paid in full at the time of exercise. No shares shall be issued until full payment has been received therefor. Payment may be made in cash or, with the prior approval of and upon the conditions established by the Committee, by other means, including delivery of shares of Stock owned by the optionee.

(c) Withholding. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the optionee the amount of any taxes required by law to be withheld with respect to the Stock subject to such Award.

(d) Duration of Options. The duration of Options shall be 10 years from date of grant.

(e) Other Terms and Conditions. Options may be subject to such other provisions including the time periods during which options shall be exercisable, as determined by the Committee on the date of grant and as contained in documents under which such Options are granted.

(f) No Affect on Employment Status. The grant of an Option to any officer or employee shall not affect in any way the right of the Company and any Subsidiary to terminate the relationship between the Company and the optionee.

Section 6. Nontransferability of Option

No Option granted pursuant to the Plan shall be transferable except than by will or, in the absence of a will, by the laws of descent upon, and within six months of, the death of an optionee. Certificate(s) representing the shares of Stock issued upon exercise of an Option shall be issued only in the name of the optionee or, provided such Option is exercised within six months of the optionee’s death, in the name of his or her heir.

Section 7. No Rights as a Share Owner

An optionee shall have no right as a share owner with respect to any Stock covered by an Option or receivable upon the exercise of an Option until the optionee shall have become the holder of record of such Stock. No adjustments shall be made for dividends in cash or other property (except for share dividends) or other distributions or rights in respect of such Stock for which the record date is prior to the date on which the optionee shall have in fact become the holder of record of the share of Stock acquired pursuant to the Option.

Section 8. Adjustment in the Number of Shares and in Option Price

In the event there is any change in the shares of Stock through the declaration of stock dividends or stock splits or through recapitalization or merger, share exchange, consolidation, combination of shares or otherwise, the Committee or the Board shall make such adjustment, if any, as it may deem appropriate in the number of shares of Stock available for Options as well as the number of shares of Stock subject to any outstanding Option and the option price thereof. Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to any Option without payment therefor. Notwithstanding the foregoing, adjustments in Options may only be made in accordance with French laws and regulations.

Section 9. Amendments, Modification and Termination of the Plan

The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Options under laws of France or the United States (including tax laws) or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option granted thereunder. Notwithstanding the foregoing, no amendment of the Plan, or of the terms of any Option granted hereunder, shall be effective with respect to an optionee (i) without the consent of such optionee or (ii) if such amendment would constitute a cancellation of an existing Option and the grant of a new Option under French law.

The Plan shall terminate five years after the effective date of the Plan unless earlier terminated by the Board or by the Committee.

Section 10. Governing Law

The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia, United States of America, and construed in accordance therewith.